Exhibit 2

SCHEDULE A

BOARD OF MANAGERS OF

ARES PARTNERS HOLDCO LLC

Name	Present Principal Occupation and Employment
Michael J Arougheti	Co-Founder and Chief Executive Officer of Ares Management
R. Kipp deVeer	Co-President of Ares Management
David B. Kaplan	Co-Founder of Ares Management
Antony P. Ressler	Co-Founder, Executive Chairman of Ares Management
Bennett Rosenthal	Co-Founder, Chairman of the Private Equity Group of Ares Management

The address for all of the persons listed above is c/o Ares Management LLC, 1800 Avenue of the Stars, Suite 1400, Los Angeles, California 90067. Each of them is a citizen of the United States of America.

BOARD OF MANAGERS OF

ASOF HOS GP, LLC

Name	Present Principal Occupation and Employment
Evan Hoole	Managing Director and Associate General Counsel of the Private Equity Group of Ares Management
Matthew Jill	Partner and General Counsel (Private Funds & Secondaries) of Ares Management
Naseem Sagati Aghili	Partner, General Counsel and Corporate Secretary of Ares Management

The address for all of the persons listed above is c/o ASOF HOS GP, LLC, 1800 Avenue of the Stars, Suite 1400, Los Angeles, California 90067. Each of them is a citizen of the United States of America.